UNITED STATES

SECURITIES AND EXCHANGE COMMISION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant
To Section 18 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest reported): July 2, 2010

MEGOLA, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Nevada	000-49815	88-0492605
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. employer identification number)

704 Mara St., Suite 111, Point Edward, Ontario N7V 1X4
(Address of principal executive offices) (Zip code)

(519) 336-0628
Registrant's telephone number, including area code

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On June 28, 2010 we entered into an Investor Relations and Consulting Agreement with La Jolla IPO, Inc. to utilize their experience, skills, knowledge, abilities and background in the fields of business development, stock promotion, financial consulting, investor relations, and Internet strategies in order to increase investor visibility in MGON.

The basic services to be performed by La Jolla IPO, Inc. for the duration of the agreement will include, but not be limited to, the following:

A.	Distribute all MGON press releases, audio interviews, and market updates by email to a network of over 800,000 double opt-in, database of targeted investors.

B.
Issue a NewsWire Release - circuits include a comprehensive investment community reach. NewsWire makes a press release available to more than 1,000,000 investment professionals, pension fund managers, institutional investors, analysts as well as individual investors.

C.	Create SEO program to drive traffic to MGON Investor Fact Sheet via Google Adwords, Yahoo Overture, and a combination of banner ads on the Google placement network.

D.	Contact via email and telephone Consultant’s list of portfolio managers, traders, brokers, and analysts on behalf of MGON.

E.	Feature MGON in Internet Chat rooms with 6 dedicated chatroom representatives communicating daily 3 hours per day in stockhideout.com chat room.

F.	Dedicate 4 telephone representatives to make daily outbound telephone presentations on MGON to pre qualified stockmarket investors.

G.
Produce and distribute a MGON Investor Fact Sheet outlining recent news headlines, a client overview, a summary on industry trends, on over 150 investor website worldwide including our twitter and Facebook social network of investors

H.
Create and distribute a stockmarketmessenger.com and stockamplifier.com commentary which is sent to a proprietary opt-in database of accredited, qualified OTC investors as well as to the Stockmarketmessenger.com website subscribers;

I.	Dedicate 16 article writers to prepare daily financial articles and place them in over 150 targeted investor websites worldwide.

The Agreement contains other terms and conditions and has been filed as an exhibit to this report. Please refer to the exhibit for additional information.

ITEM 8.01 OTHER EVENTS

None

ITEM 9.01 EXHIBITS

10.0	Investor Relations and Consulting Agreement with La Jolla IPO, Inc
99	Press Release

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Megola, Inc. (Registrant)

Dated: July 2, 2010	By:	/s/ Joel Gardner
Joel Gardner, President